Exhibit 10.9
Description of Salary and Bonus Arrangements for Certain Executive Officers
     Following is a description of the salary and bonus arrangements for each of the named executive officers of webMethods, Inc. as of August 9, 2006:

		Target
		Bonus Amount as a
		Percentage of
Name and Title	Base Salary	Annual Base Salary
David Mitchell President and Chief Executive Officer	$450,000	100	%(1)
Richard Chiarello Executive Vice President and Chief Operating Officer	$385,000		(2)
Mark Wabschall Executive Vice President, Chief Financial Officer and Treasurer	$275,000	50	%(1)
Douglas McNitt Executive Vice President, General Counsel and Secretary	$275,000	50	%(1)
Kristin Weller Muhlner Executive Vice President, Product Development	$262,500	50	%(1)

(1)	On July 6, 2006, the Compensation Committee of our Board of Directors approved the webMethods’ Executive Incentive Plan (the “EIP”), pursuant to which fiscal year 2007 annual bonus compensation for each of our executive officers, other than Mr. Chiarello, will be determined. Under the EIP, two-thirds of the annual target bonus for each participant is based on our achievement of established revenue and earnings per share goals and one-third of the annual target bonus is based on the achievement of established individual performance objectives. The individual performance objectives for the Chief Executive Officer are determined by our Board of Directors, and the individual performance objectives for the other executive officers are determined by the Chief Executive Officer in consultation with the Compensation Committee. If we exceed our financial objectives, the actual annual bonus amount may exceed the target bonus amount, subject to the decision of the Compensation Committee.

(2)	Under a separate arrangement approved by the Compensation Committee on June 15, 2006, fiscal year 2007 bonus compensation for Mr. Chiarello is determined quarterly, based in part on a percentage of our license revenue, total revenue and earnings per share and based in part on our achievement of established license revenue, total revenue and earnings per share goals. The target quarterly bonus amount for Mr. Chiarello in fiscal year 2007, assuming our attainment of 100% of performance objectives, is $87,500. The actual quarterly bonus amount may exceed the target quarterly bonus amount if we exceed one or more of the performance objectives.